Exhibit 99.1

One Amgen Center Drive
Thousand Oaks, CA 91320-1799
Telephone (805) 447-4587
Fax (805) 499-3507
www.Amgen.com
News Release

AMGEN’S FOURTH QUARTER 2003 ADJUSTED EARNINGS PER SHARE INCREASED 31 PERCENT TO 46 CENTS; FULL YEAR 2003 ADJUSTED EARNINGS PER SHARE INCREASED

37 PERCENT TO $1.90

FOURTH QUARTER 2003 GAAP EARNINGS PER SHARE INCREASED 21 PERCENT TO 41 CENTS VERSUS 34 CENTS IN FOURTH QUARTER 2002; FULL YEAR GAAP EARNINGS PER SHARE INCREASED TO $1.69 VERSUS 2002 LOSS PER SHARE OF $1.21

Fourth Quarter 2003 Product Sales Increased 38 Percent; Full Year 2003 Product Sales Increased 58 Percent

International Sales Reached $1 Billion in 2003

THOUSAND OAKS, Calif. (January 22, 2004) – Amgen Inc. (Nasdaq: AMGN), the world’s largest biotechnology company, today announced that adjusted earnings per share for the fourth quarter of 2003 were 46 cents versus adjusted earnings per share of 35 cents for the fourth quarter of 2002, an increase of 31 percent. Full year 2003 adjusted earnings per share were $1.90 versus adjusted earnings per share of $1.39 in 2002, a 37 percent increase. Adjusted net income was $615 million in the fourth quarter of 2003 versus $472 million in 2002, a 30 percent increase. Full year 2003 adjusted net income was $2.5 billion versus $1.7 billion in 2002, a 53 percent increase.

Total product sales increased 38 percent in the fourth quarter of 2003, to $2.2 billion from $1.6 billion in the fourth quarter of 2002. U.S. sales were $1.9 billion in the fourth quarter of 2003, an increase of 30 percent versus the fourth quarter of 2002. International sales were $337 million for the fourth quarter of 2003 versus $160 million for the fourth quarter of 2002, an increase of 111 percent. Excluding the beneficial impact of foreign exchange, international sales would have grown 78 percent in the fourth quarter of 2002. For the full year, total product sales were $7.9 billion in 2003

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AMGEN’S FOURTH QUARTER 2003 ADJUSTED EARNINGS PER SHARE INCREASED 31 PERCENT TO 46 CENTS, FULL YEAR 2003 ADJUSTED EARNINGS PER SHARE INCREASED 37 PERCENT TO $1.90

versus $5 billion in 2002, a 58 percent increase over the prior full year. Year-over-year comparisons were aided by the second quarter 2002 launch of Neulasta® (pegfilgrastim), the mid-year 2002 approval of Aranesp® (darbepoetin alfa) in oncology and the acquisition of Enbrel® (etanercept). The benefit of foreign exchange added approximately $166 million to sales for the full year 2003.

For the fourth quarter of 2003, total revenue increased 33 percent to $2.3 billion versus the same period in the prior year. For the full year of 2003, total revenue increased 51 percent to $8.4 billion over 2002.

Adjusted earnings per share and adjusted net income for the three months and full year ended December 31, 2003 and 2002 exclude certain expenses related to the acquisition of Immunex Corporation. and certain other items. These expenses and other items are itemized on the reconciliation tables below.

On a reported basis, calculated in accordance with U.S. generally accepted accounting principles (GAAP), Amgen reported earnings per share of 41 cents in the fourth quarter of 2003 versus 34 cents in the same quarter last year. Net income was $547 million in the fourth quarter of 2003 versus $456 million for the fourth quarter of 2002. For the full year 2003, Amgen reported earnings per share of $1.69 versus a loss of $1.21 in 2002. Full year 2003 net income was $2.3 billion versus a loss of $1.4 billion in 2002. The 2002 loss was primarily due to the $3 billion one-time write-off of in-process research and development related to the Immunex Corporation acquisition.

“2003 was an extraordinary year for Amgen. We received seven worldwide regulatory approvals while growing our pipeline, increased our outreach efforts, further strengthened our leadership team and succeeded against intense competition both in the United States and Europe,” said Kevin Sharer, Amgen’s Chairman and Chief Executive Officer. “I would like to thank all of our staff for their hard work in making this year so successful. We look forward to continued strong results in 2004 as we see top-line strength in each of our key franchises.”

Product Sales Performance and Expenses

Combined 2003 fourth quarter sales of EPOGEN® (Epoetin alfa), Amgen’s anemia therapy for patients on dialysis, and worldwide sales of Aranesp, its latest anemia product for the treatment of anemia associated with chronic kidney disease and chemotherapy-induced anemia, increased 40 percent to $1.2 billion from $827 million in the same quarter of the prior year. EPOGEN sales were $651 million in the fourth quarter of 2003 versus $620 million for the fourth quarter of 2002, an increase of 5 percent. The company believes that EPOGEN sales growth in the fourth quarter of 2003 was primarily driven by demand.

Worldwide Aranesp sales were $503 million in the fourth quarter of 2003 versus $207 million for the fourth quarter of 2002 and growth was driven principally by demand.

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AMGEN’S FOURTH QUARTER 2003 ADJUSTED EARNINGS PER SHARE INCREASED 31 PERCENT TO 46 CENTS, FULL YEAR 2003 ADJUSTED EARNINGS PER SHARE INCREASED 37 PERCENT TO $1.90

U.S. Aranesp sales were $322 million in the fourth quarter of 2003 versus $150 million in the prior year. International Aranesp sales were $181 million in the fourth quarter of 2003 versus $57 million in the same quarter last year. International Aranesp sales benefited from foreign exchange of approximately $28 million in the fourth quarter.

For the full year 2003, combined EPOGEN and worldwide Aranesp sales were $4 billion versus $2.7 billion for 2002, an increase of 49 percent over the prior year combined sales. Full year 2003 EPOGEN sales were $2.4 billion versus $2.3 billion in the prior year, an increase of 8 percent. Full year 2003 worldwide Aranesp sales were $1.5 billion versus $416 million in 2002. Year-over-year comparisons reflect the mid-year 2002 approval of Aranesp in oncology.

Combined worldwide sales of Neulasta, Amgen’s once-per-cycle product for decreasing the incidence of infections associated with many types of cancer chemotherapy treatments and NEUPOGEN® (Filgrastim) used to decrease the incidence of many types of chemotherapy-related infections were $688 million in the fourth quarter of 2003 versus $541 million for the fourth quarter of 2002, an increase of 27 percent. The company believes that combined sales growth for Neulasta and NEUPOGEN was primarily driven by demand. Worldwide Neulasta sales were $367 million in the fourth quarter of 2003 versus $212 million in the prior year, an increase of 73 percent. Worldwide NEUPOGEN sales were $321 million in the fourth quarter of 2003 versus $329 million in 2002, a decrease of 2 percent.

Combined sales of Neulasta and NEUPOGEN in the United States were $553 million in the fourth quarter of 2003 versus $451 million in the fourth quarter of 2002. Combined international sales were $135 million in the fourth quarter of 2003 versus $90 million NEUPOGEN-only sales over the same quarter in the prior year, an increase of 51 percent. Combined Neulasta and NEUPOGEN sales benefited from foreign exchange of approximately $21 million in the fourth quarter of 2003.

For the full year 2003, combined worldwide sales of Neulasta and NEUPOGEN were $2.5 billion versus $1.8 billion for the full year 2002, an increase of 37 percent. Worldwide sales of Neulasta were $1.3 billion for the full year 2003 versus $464 million for the full year 2002. Neulasta was launched in the United States in the second quarter of 2002. Worldwide NEUPOGEN sales were $1.3 billion for the full year 2003, a decrease of 8 percent versus the full year 2002.

Sales of ENBREL, Amgen’s leading inflammation biologic, were $380 million in the fourth quarter of 2003 versus $204 million for the fourth quarter of 2002, reflecting the impact of supply constraints in 2002. The company believes that sales growth for ENBREL was driven principally by demand. For the full year 2003, ENBREL sales were $1.3 billion versus $362 million for the portion of 2002 in which Amgen owned ENBREL. If Amgen had owned ENBREL for the full year of 2002, worldwide sales of ENBREL would have been $802 million in 2002, with 2003 representing an increase of 62 percent.

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AMGEN’S FOURTH QUARTER 2003 ADJUSTED EARNINGS PER SHARE INCREASED 31 PERCENT TO 46 CENTS, FULL YEAR 2003 ADJUSTED EARNINGS PER SHARE INCREASED 37 PERCENT TO $1.90

Expenses on an adjusted basis were as follows:

Cost of sales increased to $384 million in the fourth quarter of 2003 from $253 million during the fourth quarter of 2002. Cost of sales as a percent of sales increased to 17.1 percent in the fourth quarter of 2003 versus 15.6 percent in the fourth quarter of 2002 reflecting higher royalties and changes to the product sales mix. For the full year 2003 cost of sales grew to $1.3 billion from $690 million in 2002.

In the fourth quarter of 2003, research and development (R&D) expense was $495 million versus $357 million in the fourth quarter of 2002. This increase is principally the result of outreach activities; including the onetime upfront licensing payment to Biovitrum AB and staff related costs. For the full year 2003, R&D expense was $1.6 billion compared to $1.1 billion in 2002.

Selling, general and administrative (SG&A) expense was $622 million in the fourth quarter of 2003 versus $496 million for the same quarter of the prior year. This increase is a result of higher spending in support of the company’s key products, the Wyeth Pharmaceuticals profit share related to ENBREL and increased staff related costs. For the full year 2003, SG&A expense was $1.9 billion compared to $1.4 billion in 2002.

The company’s stock repurchases totaled $578 million in the fourth quarter of 2003, representing approximately 10 million shares. For the full year 2003, Amgen repurchased $1.8 billion representing approximately 30 million shares. Capital expenditures in the fourth quarter of 2003 were $425 million versus $257 million in the fourth quarter of the prior year. The increase was principally related to the company’s Puerto Rico manufacturing expansion, the construction of the company’s research center in Seattle, and the building of a new ENBREL manufacturing plant in Rhode Island. For the full year 2003, capital expenditures were $1.4 billion versus $659 million in 2002.

Pipeline Update

In the fourth quarter 2003, Amgen announced that it had received notification from the U.S. Food and Drug Administration (FDA) that cinacalcet HCl, a novel therapeutic treatment for secondary hyperparathyroidism, will receive a priority review.

Amgen established additional research collaborations and achieved new research milestones in the fourth quarter of 2003. As previously announced, the company entered into a collaborative agreement with Infinity Pharmaceuticals Inc. to identify novel, small molecule therapeutic agents, achieved a research milestone with Celltech Group PLC for the discovery of new treatments for osteoporosis, and made an equity investment in ViaCell, Inc.

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AMGEN’S FOURTH QUARTER 2003 ADJUSTED EARNINGS PER SHARE INCREASED 31 PERCENT TO 46 CENTS, FULL YEAR 2003 ADJUSTED EARNINGS PER SHARE INCREASED 37 PERCENT TO $1.90

As previously announced, the company plans to hold a meeting to review its R&D pipeline on March 23, 2004 in New York City.

FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended December 31, 2002, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, sales growth of recently launched products, difficulties or delays in manufacturing our products, and regulatory developments (domestic or foreign) involving current and future products and manufacturing facilities. In addition, sales of our products are affected by reimbursement policies imposed by third party payors, including governments, private insurance plans and managed care providers, and may be affected by domestic and international trends toward managed care and healthcare cost containment as well as possible U.S. legislation affecting pharmaceutical pricing and reimbursement. Government regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We, or others could identify side effects or manufacturing problems with our products after they are on the market. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. In addition, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. Further, some raw materials, medical devices, and component parts for our products are supplied by sole third party suppliers.

Amgen is a global biotechnology company that discovers, develops, manufactures and markets important human therapeutics based on advances in cellular and molecular biology.

CONTACT:	Amgen, Thousand Oaks
Sabrina Johnson, 805/447-4587 (Media)
Cary Rosansky, 805/447-1060 (Investors)

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AMGEN’S FOURTH QUARTER 2003 ADJUSTED EARNINGS PER SHARE INCREASED 31 PERCENT TO 46 CENTS, FULL YEAR 2003 ADJUSTED EARNINGS PER SHARE INCREASED 37 PERCENT TO $1.90

Appendix I

Amgen Inc.

Condensed Consolidated Statements of Operations and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three Months Ended December 31, 2003				Three Months Ended December 31, 2002
	GAAP	Adjustments		“Adjusted”	GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$2,237.7	$—		$2,237.7	$1,621.6	$—		$1,621.6
Royalty income	99.3	—		99.3	92.4	—		92.4
Corporate partner revenues	9.3	—		9.3	52.1	—		52.1

Total revenues	2,346.3	—		2,346.3	1,766.1	—		1,766.1

Operating expenses:
Cost of sales	388.3	(4.8	)(1)	383.5	273.8	(4.0	)(1)	253.3
						(16.5	)(3)
Research and development	502.9	(8.1	)(1)	494.8	367.0	(9.6	)(1)	357.4
Selling, general and administrative	626.0	(4.2	)(1)	621.8	500.9	(4.9	)(1)	496.0
Amortization of intangible assets	84.0	(84.0	)(2)	—	84.6	(84.6	)(2)	—
Earnings of affiliates, net	(10.0)	—		(10.0)	(5.8)	—		(5.8)
Other items, net	—	—		—	(105.8)	4.6	(4)	—
						151.2	(5)
						(50.0	)(6)

Total operating expenses	1,591.2	(101.1)		1,490.1	1,114.7	(13.8)		1,100.9

Operating income	755.1	101.1		856.2	651.4	13.8		665.2

Other income (expense):
Interest and other income, net	23.0	—		23.0	31.3	—		31.3
Interest expense, net	(8.0)	—		(8.0)	(12.9)	—		(12.9)

Total other income	15.0	—		15.0	18.4	—		18.4

Income before income taxes	770.1	101.1		871.2	669.8	13.8		683.6

Provision for income taxes	223.2	33.5	(11)	256.7	213.4	(1.5	)(11)	211.9

Net income	$546.9	$67.6		$614.5	$456.4	$15.3		$471.7

Earnings per share:
Basic	$0.43			$0.48	$0.35			$0.37
Diluted (12)	$0.41			$0.46	$0.34			$0.35

Shares used in calculation of earnings per share:
Basic	1,285.4			1,285.4	1,285.8			1,285.8
Diluted (12)	1,340.0			1,340.0	1,347.4			1,347.4

(1) - (12) See explanatory notes

AMGEN’S FOURTH QUARTER 2003 ADJUSTED EARNINGS PER SHARE INCREASED 31 PERCENT TO 46 CENTS, FULL YEAR 2003 ADJUSTED EARNINGS PER SHARE INCREASED 37 PERCENT TO $1.90

Amgen Inc.

Condensed Consolidated Statements of Operations and

Reconciliation of GAAP Earnings (Loss) to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Year Ended December 31, 2003				Year Ended December 31, 2002
	GAAP	Adjustments		“Adjusted”	GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$7,868.2	$—		$7,868.2	$4,991.2	$—		$4,991.2
Royalty income	383.1	—		383.1	331.5	—		331.5
Corporate partner revenues	104.7	—		104.7	200.3	—		200.3

Total revenues	8,356.0	—		8,356.0	5,523.0	—		5,523.0

Operating expenses:
Cost of sales	1,340.7	(19.0	)(1)	1,321.7	735.7	(7.5	)(1)	689.5
						(38.7	)(3)
Research and development	1,655.4	(34.1	)(1)	1,621.3	1,116.6	(18.1	)(1)	1,098.5
Selling, general and administrative	1,952.6	(16.4	)(1)	1,936.2	1,462.1	(14.8	)(1)	1,439.2
						(8.1	)(9)
Write off of acquired in-process R&D	—	—		—	2,991.8	(2,991.8	)(10)	—
Amortization of intangible assets	335.8	(335.8	)(2)	—	155.2	(155.2	)(2)	—
Loss (earnings) of affiliates, net	4.3	(47.1	)(7)	(42.8)	(12.6)	—		(12.6)
Other items, net	(24.0)	74.0	(8)	—	(141.3)	40.1	(4)	—
		(50.0	)(6)			151.2	(5)
		—			—	(50.0	)(6)

Total operating expenses	5,264.8	(428.4)		4,836.4	6,307.5	(3,092.9)		3,214.6

Operating income (loss)	3,091.2	428.4		3,519.6	(784.5)	3,092.9		2,308.4

Other income (expense):
Interest and other income, net	113.4	—		113.4	144.2	—		144.2
Interest expense, net	(31.5)	—		(31.5)	(44.2)	—		(44.2)

Total other income	81.9	—		81.9	100.0	—		100.0

Income (loss) before income taxes	3,173.1	428.4		3,601.5	(684.5)	3,092.9		2,408.4

Provision for income taxes	913.6	148.8	(11)	1,062.4	707.4	39.2	(11)	746.6

Net income (loss)	$2,259.5	$279.6		$2,539.1	$(1,391.9)	$3,053.7		$1,661.8

Earnings (loss) per share:
Basic	$1.75			$1.97	$(1.21)			$1.44
Diluted (12)	$1.69			$1.90	$(1.21)			$1.39

Shares used in calculation of earnings (loss) per share:
Basic	1,288.4			1,288.4	1,153.5			1,153.5
Diluted (12)	1,346.0			1,346.0	1,153.5			1,209.9

(1) - (12) See explanatory notes

AMGEN’S FOURTH QUARTER 2003 ADJUSTED EARNINGS PER SHARE INCREASED 31 PERCENT TO 46 CENTS, FULL YEAR 2003 ADJUSTED EARNINGS PER SHARE INCREASED 37 PERCENT TO $1.90

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

(1)	To exclude the incremental compensation payable to certain Immunex employees principally under the Immunex short-term retention plan. The total estimated remaining costs of such retention benefits is approximately $25 million, pre-tax, and will be incurred through the quarter ending June 30, 2004.

(2)	To exclude the ongoing, non-cash amortization of acquired intangible assets, primarily ENBREL®, related to the Immunex acquisition. The total annual non-cash charge is currently estimated to be approximately $340 million, pre-tax.

(3)	To exclude the non-cash expense related to valuing the inventory acquired from Immunex at fair value.

(4)	To exclude a benefit related to the recovery of certain amounts previously provided for in connection with terminating collaboration agreements with various third parties, principally Praecis Pharmaceuticals.

(5)	To exclude a benefit associated with a legal award related to an arbitration proceeding with Johnson & Johnson.

(6)	To exclude a cash contribution to the Amgen Foundation.

(7)	To exclude the impact to the Company of a legal settlement paid to Genentech, Inc. (“Genentech”) in connection with settling a patent litigation matter relating to the Company’s processes for producing NEUPOGEN® and Neulasta®. Pursuant to the terms of a license agreement between the Company and Kirin-Amgen, Inc. (“KA”), an entity 50% owned by the Company, KA is obligated to indemnify the Company for the payment made to Genentech. The Company accounts for its ownership interest in KA under the equity method and, accordingly, recorded its share of such loss incurred by KA in “Loss (earnings) of affiliates, net.”

(8)	To exclude a benefit for the recovery of costs and expenses associated with a legal award related to an arbitration proceeding with Johnson & Johnson.

(9)	To exclude external, incremental consulting and systems integration costs directly associated with the integration of Immunex.

(10)	To exclude the non-cash expense associated with writing off the acquired in-process research and development related to the Immunex acquisition.

(11)	To reflect the tax effect of the above adjustments, except for the write-off of acquired in-process research and development (see Note 10).

AMGEN’S FOURTH QUARTER 2003 ADJUSTED EARNINGS PER SHARE INCREASED 31 PERCENT TO 46 CENTS, FULL YEAR 2003 ADJUSTED EARNINGS PER SHARE INCREASED 37 PERCENT TO $1.90

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

(12)	The following tables present the computations for GAAP and “Adjusted” diluted earnings (loss) per share computed under the treasury stock and the “if-converted” methods:

	Three Months Ended December 31, 2003		Three Months Ended December 31, 2002
	GAAP	“Adjusted”	GAAP		“Adjusted”
Income (Numerator):
Net income for basic EPS	$546.9	$614.5	$456.4		$471.7
Adjustment for interest expense on Convertible Notes, net of tax	5.2	5.2	5.0		5.0

Income for diluted EPS, after assumed conversion of Convertible Notes	$552.1	$619.7	$461.4		$476.7

Shares (Denominator):
Weighted-average shares for basic EPS	1,285.4	1,285.4	1,285.8		1,285.8
Effect of Dilutive Securities	19.6	19.6	26.6		26.6
Effect of Convertible Notes, after assumed conversion of Convertible Notes	35.0	35.0	35.0		35.0

Adjusted weighted-average shares for diluted EPS	1,340.0	1,340.0	1,347.4		1,347.4

Diluted earnings per share	$0.41	$0.46	$0.34		$0.35

	Year Ended December 31, 2003		Year Ended December 31, 2002
	GAAP	“Adjusted”	GAAP		“Adjusted”
Income (loss) (Numerator):
Net income (loss) for basic EPS	$2,259.5	$2,539.1	$(1,391.9)		$1,661.8
Adjustment for interest expense on Convertible Notes, net of tax	20.8	20.8	—	*	17.1

Income (loss) for diluted EPS, after assumed conversion of Convertible Notes	$2,280.3	$2,559.9	$(1,391.9)		$1,678.9

Shares (Denominator):
Weighted-average shares for basic EPS	1,288.4	1,288.4	1,153.5		1,153.5
Effect of Dilutive Securities	22.6	22.6	—	*	27.1
Effect of Convertible Notes, after assumed conversion of Convertible Notes	35.0	35.0	—	*	29.3

Adjusted weighted-average shares for diluted EPS	1,346.0	1,346.0	1,153.5		1,209.9

Diluted earnings (loss) per share	$1.69	$1.90	$(1.21)		$1.39

*	Due to the GAAP net loss in 2002, shares used in calculating the GAAP loss per share exclude the impact of dilutive securities and convertible notes because their impact was anti-dilutive.

AMGEN’S FOURTH QUARTER 2003 ADJUSTED EARNINGS PER SHARE INCREASED 31 PERCENT TO 46 CENTS, FULL YEAR 2003 ADJUSTED EARNINGS PER SHARE INCREASED 37 PERCENT TO $1.90

Appendix II

Amgen Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	December 31, 2003	December 31, 2002
Assets
Current assets:
Cash and marketable securities	$5,122.9	$4,663.9
Trade receivables, net	1,007.9	752.4
Inventories	712.6	544.9
Other current assets	558.8	442.3

Total current assets	7,402.2	6,403.5
Property, plant, and equipment, net	3,799.4	2,813.5
Intangible assets, net	4,455.5	4,801.9
Goodwill	9,715.9	9,871.1
Other assets	803.5	566.3

Total assets	$26,176.5	$24,456.3

Liabilities and Stockholders’ Equity
Current liabilities	$2,246.3	$1,529.2
Deferred tax liabilities	1,461.6	1,593.4
Long-term debt	3,079.5	3,047.7
Stockholders’ equity	19,389.1	18,286.0

Total liabilities and stockholders’ equity	$26,176.5	$24,456.3

Shares outstanding	1,283.7	1,289.1

AMGEN’S FOURTH QUARTER 2003 ADJUSTED EARNINGS PER SHARE INCREASED 31 PERCENT TO 46 CENTS, FULL YEAR 2003 ADJUSTED EARNINGS PER SHARE INCREASED 37 PERCENT TO $1.90

Appendix III

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
EPOGEN® - U.S	$650.6	$619.7	$2,434.7	$2,260.6
Aranesp® - U.S.	321.5	150.4	979.9	284.7
Aranesp® - International	181.5	56.6	563.9	130.9
NEUPOGEN® - U.S.	225.3	239.4	880.5	1,041.7
NEUPOGEN® - International	96.2	89.6	386.2	337.9
Neulasta® - U.S.	328.0	212.0	1,175.7	463.5
Neulasta® - International	38.7	—	79.3	—
ENBREL® - U.S.	366.4	195.7	1,253.7	346.2
ENBREL® - International	14.0	8.3	46.3	15.9
Other product sales - U.S.	8.9	44.5	39.4	100.0
Other product sales - International	6.6	5.4	28.6	9.8

Total product sales	$2,237.7	$1,621.6	$7,868.2	$4,991.2

U.S.	$1,900.7	$1,461.7	$6,763.9	$4,496.7
International	337.0	159.9	1,104.3	494.5

	$2,237.7	$1,621.6	$7,868.2	$4,991.2